UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 6, 2006

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 — Material Modification to Rights of Security Holders.

On November 6, 2006, pursuant to an action by written consent signed by holders of greater than 66.67% of the outstanding shares of Series A-2 preferred stock of Occam Networks, Inc. (the “Company” or “Occam”), all outstanding shares of Series A-2 preferred stock of the Company were cancelled and converted into shares of common stock of the Company. The rate of conversion was one share of Series A-2 preferred stock for 2.2727273 shares of common stock. Following such conversion, the outstanding capital stock of the Company (excluding warrants and options to acquire stock) as of November 6, 2006 consisted of 15,919,689 shares of common stock (excluding shares of common stock issued by the Company in the offering described below).

Item 5.03 – Amendments to Articles of Incorporation or Bylaws

On November 6, 2006, the Company filed an Amended & Restated Certificate of Incorporation (the “Amended Certificate”) with the Secretary of State of Delaware. The Amended Certificate was previously approved by the stockholders of the Company at its annual meeting of stockholders held on August 14, 2006. A copy of the Amended Certificate is filed herewith as Exhibit 3.1. The Amended Certificate became effective at 10:30 am EST on November 7, 2006.

Item 8.01. Other Events.

On November 7, 2006, the Company completed the closing of its follow-on public offering of 5,250,000 shares of its common stock at a public offering price of $14.00 per share. Of the 5,250,000 shares, Occam sold 3,750,000 shares and selling stockholders sold 1,500,000 shares. The net proceeds to Occam from the sale of the 3,750,000 shares of common stock was approximately $48.3 million after deducting underwriting discounts and commissions and estimated offering expenses. Certain selling stockholders, together with certain members of management, have granted the underwriters a 30-day option to purchase up to an additional 755,000 shares, and Occam has granted the underwriters a 30-day option to purchase up to an additional 32,500 shares, in each case solely to cover over-allotments, if any.

Thomas Weisel Partners LLC acted as sole book-running manager for the offering, Jefferies & Company acted as co-lead manager for the offering, and Canaccord Adams and Merriman Curhan Ford & Co. acted as co-managers for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On November 7, 2006, the Company issued a press release announcing the closing of the Offering. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Occam Networks, Inc.

99.1	Press Release dated November 7, 2006 of Occam Networks, Inc. regarding the closing of its common stock offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Christopher B. Farrell
Christopher B. Farrell Chief Financial Officer

Date: November 7, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Occam Networks, Inc.

99.1	Press Release dated November 7, 2006 of Occam Networks, Inc. regarding the closing of its common stock offering